Exhibit 23.4

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CONSENT OF CHLUMSKY, ARMBRUST & MEYER

We hereby consent to the incorporation by reference of any mineralized material and other analyses performed by us in our capacity as an independent consultant to Golden Minerals Company (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, in the Company’s Registration Statements on Form S-3 (Nos. 333-167026, 333-172363, 333-177117, 333-179993 and 333-189693) and Form S-8 (Nos. 333-159096, 333-165933, 333-170891, 333-176671, 333-176915 and 333-190542), and any amendment, prospectuses or supplements thereto, and in any amendment to any of the foregoing.

Date: February 25, 2014	CHLUMSKY, ARMBRUST & MEYER

/s/ Michael J. Read
	Name:	Michael J. Read
	Title:	Principal

12600 W. Colfax Ave., Suite A-140

Lakewood, Colorado 80215

Telephone: (303) 716-1617

Fax: (303) 716-3386